EXHIBIT 3.2

AMENDMENT NO. 4 TO THE
AMENDED AND RESTATED BYLAWS
OF THE MANAGEMENT NETWORK GROUP, INC.

The following amendments to the Amended and Restated Bylaws of The Management Network Group, Inc. ("Bylaws") were adopted by the Board of Directors of The Management Network Group, Inc., and became effective on June 7, 2012:

1.           Section 3.2 of the Bylaws is amended to read in its entirety as follows:

3.2  NUMBER OF DIRECTORS

Subject to any rights of holders of any series of preferred stock to elect directors pursuant to the Certificate of Incorporation, the number of directors of the corporation shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the members of the Board of Directors then in office. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

2.           Section 3.3 of the Bylaws is amended to read in its entirety as follows:

3.3 QUALIFICATION AND TERM OF OFFICE OF DIRECTORS

Directors need not be stockholders unless so required by the Certificate of Incorporation or these Bylaws, wherein other qualifications for directors may be prescribed.  Each director shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.  Elections of directors need not be by written ballot, unless otherwise determined by the Board of Directors.

3.           Section 3.4 of the Bylaws is amended to read in its entirety as follows:

3.4 RESIGNATION AND VACANCIES

Any director may resign at any time by giving notice in writing or by electronic transmission to the Secretary of the Corporation.  When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

Unless otherwise provided in the Certificate of Incorporation:

(a)           Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

(b)           Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

4.           Section 3.11 of the Bylaws is deleted.